Exhibit 10.2

                              EMPLOYMENT AGREEMENT

            This Employment Agreement dated as of March 1, 2001, but subject to and contingent upon the closing of the transactions (the "Transaction") contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 11, 2000, by and among Cendant Corporation, PHH Corporation, Avis Acquisition Corp. and Avis Group Holdings, Inc., is hereby made by and between Cendant Corporation, a Delaware corporation ("Cendant") and Kevin M. Sheehan (the "Executive").

            WHEREAS, Subject to the closing of the Transaction, Cendant desires to employ the Executive as a full-time employee of Cendant and the Executive desires to serve Cendant in such capacity.

            NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    SECTION I
                                   EMPLOYMENT

            Subject to the closing of the Transaction, Cendant agrees to employ the Executive and the Executive agrees to be employed by Cendant for the Period of Employment as provided in Section III below and upon the terms and conditions provided in this Agreement.

                                   SECTION II
                          POSITION AND RESPONSIBILITIES

            During the Period of Employment, the Executive will serve as a full-time employee of Cendant and will report directly to, and serve at the discretion of, the Chief Executive Officer of Cendant Corporation (the "CEO"). The Executive will, during the Period of Employment, serve Cendant in the capacity of Chief Financial Officer. The Executive will, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for Cendant, or as otherwise reasonably directed by the CEO from time to time. The Executive will maintain a primary office and conduct his business in New York, New York, except for normal and reasonable business travel in connection with his duties hereunder.

                                   SECTION III
                              PERIOD OF EMPLOYMENT

            The period of the Executive's employment under this Agreement will begin on the Closing Date (as defined in the Merger Agreement) and end on the third anniversary of such date, subject to earlier termination as provided herein (the "Period of Employment").

                                   SECTION IV
                            COMPENSATION AND BENEFITS

A. Compensation.

      For services rendered by the Executive pursuant to this Agreement during the Period of Employment, Cendant will pay the Executive base salary for the Period of Employment at an annual rate equal to five hundred thousand dollars ($500,000.00) (the "Base Salary"). The Executive will be eligible to receive annual increases in Base Salary in accordance with Cendant's customary procedures regarding the salaries of senior officers with due consideration given to the published Consumer Price Index applicable to the New York/New Jersey greater metropolitan area.

B. Annual Incentive Awards.

      The Executive will be eligible for discretionary annual incentive compensation awards; provided, that the Executive will be eligible to receive an annual bonus for each fiscal year of Cendant during the Period of Employment based upon a target bonus equal to 100% of Base Salary, subject to Cendant's attainment of applicable performance targets established and certified by the Compensation Committee of the Board (the "Committee"). The parties acknowledge that it is currently contemplated that such performance targets will be stated in terms of "earnings before interest, depreciation and taxes" of Cendant, however such targets may relate to such other financial and business criteria of Cendant or any of its subsidiaries or business units as determined by the Committee in its sole discretion (each such annual bonus, an "Incentive Compensation Award"). Notwithstanding the foregoing, subject to the Executive's continuing employment with Cendant through the date of payment, and such other terms and condition relating to such bonus program, the Executive's Incentive Compensation Award in respect of fiscal year 2001 will be paid at no less than 100% of target (i.e., 100% of earned Base Salary).

C. Employee Benefits.

      During the Period of Employment, Cendant will provide the Executive with employee benefits generally offered to all eligible full-time employees of Cendant, and with perquisites generally offered to all eligible senior officers of Cendant (including without limitation the Cendant Corporation Deferred Compensation Plan and any senior officer travel policies pertaining to first class air travel and use of corporate-owned planes), subject to the terms of the applicable employee benefit plans or policies of Cendant.

D. Expenses.

      During the Period of Employment, Cendant will reimburse the Executive for reasonable business expenses incurred and timely submitted in accordance with any applicable policy of Cendant.

E. Stock Options.

      Subject to the approval of the Committee, the Executive will be granted, as soon as practicable following the Closing Date, options to purchase 1,050,000 shares of Cendant common stock (of the series designated CD Stock). Such options will vest in three equal tranches on each of the first three anniversaries of the date of grant, and will have a per share exercise price equal to the fair market value of such common stock as of the date of grant. Such options will have such other terms and conditions as the Committee determines in its sole discretion.

F. Avis Obligation.

      The Executive hereby represents and agrees that all financial and monetary obligations owing to the Executive from Avis and its subsidiaries (including without limitation any and all bonus and potential bonus entitlements under each and every bonus, incentive, retention and similar compensation schemes sponsored by Avis and each of its subsidiaries and affiliates, and under each and every other actual or purported compensation entitlement pursuant to any agreement or otherwise) have been paid to the Executive in full, and that the Executive has no further financial claims against Avis or its subsidiaries (other than accrued benefits under any tax qualified employee pension plan). The Executive acknowledges that Cendant entered into this Agreement in reliance of the accuracy of the foregoing representation.

                                   SECTION V
                                   DISABILITY

      A. If the Executive becomes Disabled, as defined below, during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to Cendant, or at the option of Cendant upon notice of termination to the Executive. Cendant's obligation to make payments to the Executive under this Agreement will cease as of such date of termination, except for earned but unpaid Base Salary and any earned but unpaid Incentive Compensation Awards. For purposes of this Agreement, "Disabled" means the Executive's inability to perform his duties hereunder as a result of serious physical or mental illness or injury for a period of no less than 90 days, together with a determination by an independent medical authority that (i) the Executive is currently unable to perform such duties and (ii) in all reasonable likelihood such disability will continue for a period in excess of an additional 90 days. Such medical authority shall be mutually and reasonably agreed upon by Cendant and the Executive and such opinion shall be binding on Cendant and the Executive.

                                   SECTION VI
                                      DEATH

            In the event of the death of the Executive during the Period of Employment, the Period of Employment will end and Cendant's obligation to make payments under this Agreement will cease as of the date of death, except for earned but unpaid Base Salary and any earned but unpaid Incentive Compensation Awards, and except for a pro rata Incentive Compensation Award for the year in which the death occurs, which will be paid to the Executive's surviving spouse, estate or personal representative, as applicable.

                                   SECTION VII
                       EFFECT OF TERMINATION OF EMPLOYMENT

            A. Without Cause Termination and Constructive Discharge. If the Executive's employment is terminated during the Period of Employment by Cendant due to a Without Cause Termination or by the Executive due to a Constructive Discharge (each as defined below), Cendant will pay the Executive (or his surviving spouse, estate or personal representative, as applicable) upon such Without Cause Termination or Constructive Discharge (i) a lump sum amount equal to the Executive's then current Base Salary plus then targeted Incentive Compensation Award, multiplied by 300% and (ii) any and all Base Salary earned but unpaid through the date of such termination. In addition, upon such event, each option to purchase shares of Cendant common stock granted to the Executive on or after the date hereof shall, upon such event, become fully vested and exercisable and shall remain exercisable until the first to occur of the second anniversary of such termination of employment or the original expiration date of such option. Except as provided in this paragraph, Cendant will have no further obligations to the Executive hereunder.

            B. Termination for Cause; Resignation. If the Executive's employment terminates due to a Termination for Cause or a Resignation, Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination will be paid to the Executive in a lump sum. Except as provided in this paragraph, Cendant will have no further obligations to the Executive hereunder.

            C. For purposes of this Agreement, the following terms have the following meanings:

      i. "Termination for Cause" means (i) the Executive's willful failure to substantially perform his duties as an employee of Cendant or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Cendant or any of its subsidiaries, (iii) the Executive's conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal) or (iv) the Executive's gross negligence in the performance of his duties hereunder.

      ii. "Constructive Discharge" means any material failure of Cendant to fulfill its obligations under this Agreement (including without limitation any reduction of the Base Salary, as the same may be increased during the Period of Employment, or other material element of compensation). The Executive will provide Cendant a written notice which describes the circumstances being relied on for such termination with respect to this Agreement within thirty (30) days after the event giving rise to the notice. Cendant will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.

      iii. "Without Cause Termination" or "Terminated Without Cause" means termination of the Executive's employment by Cendant other than due to death, Disability, or Termination for Cause.

      iv. "Resignation" means a termination of the Executive's employment by the Executive, other than in connection with a Constructive Discharge.

            D. Conditions to Payment and Acceleration. All payments and benefits due to the Executive under this Section VII shall be made as soon as practi-cable; provided, however, that such payments and benefits shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against Cendant and its affiliates in such form determined by Cendant in its sole discretion. The payments due to the Executive under this Section VII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of Cendant or its affiliates.

                                  SECTION VIII
                          OTHER DUTIES OF THE EXECUTIVE
                    DURING AND AFTER THE PERIOD OF EMPLOYMENT

            A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with Cendant and its affiliates as may be reasonably requested in connection with any claims or legal action in which Cendant or any of its affiliates is or may become a party, and Cendant shall reimburse the Executive for any expenses incurred by the Executive in connection therewith.

            B. The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of Cendant or any of its affiliates ("Information") is confidential and is a unique and valuable asset of Cendant or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than Cendant or any of its affiliates. The Executive will also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of Cendant or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of Cendant or its affiliates.

            C. i. During the Period of Employment and for an eighteen (18) month period thereafter (the "Restricted Period"), irrespective of the cause, manner or time of any termination, the Executive will not use his status with Cendant or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to Cendant or any of its affiliates.

      ii. During the Restricted Period, the Executive will not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any existing or prospective competitors of Cendant or any of its affiliates or in any way injuring the interests of Cendant or any of its affiliates. During the Restricted Period, the Executive, without prior express written approval by the Board, will not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of Cendant or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that Cendant's and its affiliates' businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States and the world.

      iii. During the Restricted Period, the Executive, without express prior written approval from the Board, will not solicit any members or the then-current clients of Cendant or any of its affiliates for any existing business of Cendant or any of its affiliates or discuss with any employee of Cendant or any of its affiliates information or operation of any business intended to compete with Cendant or any of its affiliates.

      iv. During the Restricted Period, the Executive will not interfere with the employees or affairs of Cendant or any of its affiliates or solicit or induce any person who is an employee of Cendant or any of its affiliates to terminate any relationship such person may have with Cendant or any of its affiliates, nor will the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of Cendant or any of its affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of Cendant or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

      v. For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company and the term "affiliate" means all subsidiaries and licensees of the applicable entity.

            D. The Executive hereby acknowledges that damages at law may be an insufficient remedy to Cendant if the Executive violates the terms of this Agreement and that Cendant will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section VIII without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies Cendant may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section VIII.

            E. The period of time during which the provisions of this Section VIII will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on Cendant's application for injunctive relief.

            F. The Executive agrees that the restrictions contained in this
Section VIII are an essential element of the compensation the Executive is granted hereunder and but for the Executive's agreement to comply with such restrictions, Cendant would not have entered into this Agreement.

                                   SECTION IX
                                WITHHOLDING TAXES

            The Executive acknowledges and agrees that Cendant may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

                                    SECTION X
                           EFFECT OF PRIOR AGREEMENTS

            This Agreement will supersede and replace each prior employment or consultant agreement between Cendant (and/or its affiliates) and the Executive, and any such agreement shall be deemed terminated and of no further force or effect.

                                   SECTION XI
                     CONSOLIDATION, MERGER OR SALE OF ASSETS

            Nothing in this Agreement will preclude Cendant from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of

Cendant hereunder. Upon such a consolidation, merger or sale of assets the term "Cendant" will mean the other corporation and this Agreement will continue in full force and effect.

                                   SECTION XII
                                  MODIFICATION

            This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                                  SECTION XIII
                                 REPRESENTATIONS

            Cendant represents and warrants that this Agreement has been authorized by all necessary corporate action of Cendant and is a valid and binding agreement of Cendant enforceable against it in accordance with its terms.

                                   SECTION XIV
                         INDEMNIFICATION AND MITIGATION

            Cendant will indemnify the Executive to the fullest extent permitted under the Certificate of Incorporation and By-Laws of Cendant. The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive's employment hereunder terminates.

                                   SECTION XV
                                  GOVERNING LAW

            This Agreement has been executed and delivered in the State of [New Jersey] and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

                                   SECTION XVI
                                   ARBITRATION

            A. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section VIII for which Cendant may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

            B. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

            C. Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys' fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

            D. The parties agree that this Section XVI has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVI will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

            E. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

                                  SECTION XVII
                                    SURVIVAL

            Sections VII, VIII, IX, X, XIV, XV and XVI will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

                                  SECTION XVIII
                                  SEPARABILITY

            All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                      CENDANT CORPORATION

                                      /s/ Terence P. Conley
                                      ------------------------------------
                                      By: Terence P. Conley
                                      Title: Senior Vice President,
                                             Human Resources


                                      KEVIN M. SHEEHAN

                                      /s/ Kevin M. Sheehan
                                      ------------------------------------